Exhibit 10.1

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McKinsey Project Commercial Agreement

Pursuant to, and subject to the terms of, the Consulting Agreement between McKinsey & Company, Inc. United States and its affiliates (“McKinsey”) and UpHealth, Inc. and its affiliates (“Client”) dated November 29, 2021 (as amended or restated from time to time, the “Consulting Agreement”), McKinsey and Client hereby enter into the following agreement (the “Agreement”), effective as of March 4, 2022 (the “Effective Date”), governing the transformation of Client (the “Project”). McKinsey and Client are referred to herein individually as a “Party” and collectively as the “Parties.”

1.

Scope. The Parties agree that, subject to limitations provided in this Agreement, the scope of the Project shall include McKinsey’s assistance in implementing a transformation, with additional details set forth in Schedule B.

2.	Term. This Agreement shall take effect as of March 4, 2022 and remain in effect until March 31, 2024 (the “Contract Period”) unless earlier terminated in accordance with the terms of Section 7 below.

3.	Principles. The Parties agree that the principles set forth in Schedule C (the “Principles”) will guide their work together on this Project.

4.

Staffing. McKinsey will bring to bear a broad array of personnel in support of the Project. More details on McKinsey staffing are included in the Staffing portion of Schedule B. McKinsey’s use of third parties for the Project shall be subject to Client approval. Unless the Parties agree otherwise, (i) McKinsey will manage such third parties and (ii) any third-party fees or expenses will be borne by McKinsey.

5.

Client Obligations. To ensure a successful collaboration, Client, with McKinsey’s support and assistance, will dedicate sufficient Client staff and resources to lead and perform the Project in accordance with agreed timelines.

6.	Fees and Payment.

a.	Fees. As consideration for the services performed under this Agreement, Client shall pay to McKinsey:

i.	A fixed fee equal to $3,000,000 (the “Fixed Fee”). The Fixed Fee shall be payable as set forth in Section 1 of Schedule A;

ii.	A fee of $1,200,000 reflecting the amount rolled over from a previously completed project (the “Deferred Fee”). Further details on the Deferred Fee are included in Section 2 of Schedule A;

iii.	Up to $3,000,000 of fees based on the achievement of certain milestones, as described in Section 3 of Schedule A (the “Milestone Fees”); and

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iv.	Fees with a target value of $3,000,000 based on the achievement of certain targets calculated in accordance with Section 4 of Schedule A (the “Incentive Fee).

b.

Taxes.  Client shall be responsible for all sales, use, and excise taxes, and any other taxes, levies, duties, and charges of any kind imposed by any federal, state, or local governmental entity or any taxing authority thereof (including without limitation any interest, penalties, or similar liabilities with respect thereto) (“Taxes”) on any amounts payable by Client hereunder. All amounts invoiced pursuant to this Agreement are exclusive of applicable taxes, and all payments made by Client to McKinsey hereunder will be made without setoff or counterclaim, free and clear, and without deduction or withholding of any Taxes.

7.	Termination.

a.	By Client. Subject to the terms of this Section 7, Client may terminate this Agreement (and, coextensively, the Project) for any reason.

b.	By McKinsey. Subject to the terms of this Section 7, McKinsey may terminate this Agreement (and, coextensively, the Project) “for cause” (as defined in Schedule D) or for any other reason.

c.

Notice. Termination shall require thirty (30) days’ advance written notice (the “Notice Period”). Unless the Parties agree otherwise, termination shall be effective on the first business day after the expiration of the Notice Period (the “Termination Date”). McKinsey may, but is under no obligation to, work on the Project during the Notice Period.

d.	Termination Fee. In the event that this Project is terminated by Client, or by McKinsey for cause, Client shall pay to McKinsey a termination fee calculated in accordance with Schedule D.

e.

Consequences of Termination. Notwithstanding any other agreement to the contrary, upon termination of this Agreement, any Client license to use a McKinsey-provided product or solution and all related materials constituting McKinsey Solutions shall terminate as of the Termination Date.

8.

Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. In the event that the Parties, working in good faith, are unable to resolve any dispute arising under or related to this Agreement within thirty (30) days from service of written notice of such dispute by either Party to the other Party, or at such earlier time as is mutually agreed by the Parties, such dispute shall then be decided by a confidential, binding, non-appealable arbitration in the County of New York, New York under the Commercial Arbitration Rules then in effect (the “Rules”) of the American Arbitration Association (the “AAA”). The arbitration will be conducted in English. Such arbitration shall be before a single arbitrator who shall be jointly selected by each of Client and McKinsey. If the Parties cannot agree upon an arbitrator within thirty days after the

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initiation of arbitration then the appointment of the arbitrator shall be made by the AAA in accordance with the Rules, except as they may be modified by the mutual agreement of the Parties. The award of any arbitration shall be final, conclusive and binding on the Parties, and judgment on the award may be entered in any court of competent jurisdiction. The arbitrator shall be limited, in granting any relief, to comply with the provisions of this Agreement and the Consulting Agreement, including with respect to the award of damages or the limitations on them. During the arbitration, either Party may seek interim measures of protection concerning any subject matter of the dispute subject to arbitration, including but not limited to interim injunctive relief, in a court of competent jurisdiction located in the County of New York, New York.

9.

Miscellaneous. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party to such address as the receiving Party may designate from time to time. Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the Notice has complied with the requirements of this Section. In the event that one Party reasonably concludes, based on the opinion of legal counsel, that a disclosure of this Agreement or any of its terms is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded), such Party shall provide the other Party with such advance notice of this disclosure as it reasonably can, but shall not be required to obtain approval therefor. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of the Consulting Agreement or any schedule hereto, or any other terms referenced herein, the following order of precedence shall govern: (1) first, this Agreement, inclusive of Schedules A, C, and D; (2) second, the Consulting Agreement; and (3) third, Schedule B. Client may not assign this Agreement, or any of its rights or obligations hereunder, without McKinsey’s prior written consent. McKinsey may assign this Agreement, or any of its rights and obligations hereunder, effective upon notice to Client. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as otherwise expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date of this Agreement.

UpHealth, Inc., on behalf of itself and its affiliates	McKinsey & Company, Inc. United States, on behalf of itself and its affiliates

By: /s/ Martin S. A. Beck	By: /s/ Kaliki Prashanth Reddy

Name: Martin S. A. Beck	Name: Kaliki Prashanth Reddy

Title: CFO	Title: Senior Partner

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